Exhibit 3.46

CERTIFICATE OF INCORPORATION

OF

SBARRO COMMACK, INC.

UNDER SECTION 402 OF THE

BUSINESS CORPORATION LAW

*     *     *     *     *

WE, THE UNDERSIGNED, both of the age of eighteen years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, do hereby certify:

FIRST: The name of the corporation is: SBARRO COMMACK, INC.

SECOND: The purposes for which it is formed are:

To provide management, clerical and support services and to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD: The office of the corporation is to be located in the County of Suffolk, State of New York.

FOURTH: The aggregate number of shares which the corporation shall have authority to issue is one thousand (1,000) of the par value of One Cent ($0.01) each.

FIFTH: The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o C T Corporation System, 1633 Broadway, New York, New York 10019.

SIXTH: The name and address of the registered agent, which is to be the agent of the corporation upon whom process against it may be served, are C T CORPORATION SYSTEM, 1633 Broadway, New York, New York 10019.

IN WITNESS WHEREOF, we have made and signed this Certificate of Incorporation this 15th day of November, A.D. 1990.

/s/ Lizette Charriez
Lizette Charriez
1633 Broadway,
New York, New York 10019

/s/ Julian E. Parks, Jr.
Julian E. Parks, Jr.
1633 Broadway,
New York, New York 10019

STATE OF NEW YORK	)
	)	SS:
COUNTY OF NEW YORK	)

On this 15th day of November, 1990, before me personally came LIZETTE CHARRIEZ and JULIAN E. PARKS, JR., to me known, and known to me to be the persons described in and who executed the foregoing Certificate, and they severally duly acknowledged to me that they had executed the same.

/s/ Stanley R. Howie, Jr.
Stanley R. Howie, Jr.
Notary Public

STANLEY R. HOWIE, JR.
Notary Public, State of New York
No. 60-4790774
Qualified in Westchester County
Certificate Filed in New York County
Commission Expires May 31, 1999

CERTIFICATE OF CHANGE

OF

SBARRO COMMACK, INC.

Under Section 805-A of the Business Corporation Law.

1.	The name of the corporation is SBARRO COMMACK, INC.

If applicable, the original name under which it was formed is

2.	The Certificate of Incorporation of said corporation was filed by the Department of State of 11/16/90.

3.	The address of C.T Corporation System as the registered agent of said corporation is hereby changed from C T CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NY 10019 to 111 Eighth Avenue, New York, New York 10011.

4.	The address to which the Secretary of State shall mail a copy of process in any action or proceeding against the corporation which may be served on him is hereby changed from c/o C T CORPORATION SYSTEM, 1633 BROADWAY, NEW YORK, NY 10019 to c/o C.T. Corporation System, 111 Eighth Avenue, New York, New York 10011.

5.	Notice of the above changes was mailed to the corporation by C T Corporation System not less than 30 days prior to the date of delivery to the Department of State and such corporation has not objected thereto.

6.	C T Corporation System is both the agent of such corporation to whose address the Secretary of State is required to mail copies of process and the registered agent of such corporation.

IN WITNESS WHEREOF, I have signed this certificate on September 1, 1999 and affirm the statements contained herein as true under penalties of perjury.

C T CORPORATION SYSTEM

By:	/s/ Kenneth J. Uva
Kenneth J. Uva
Vice President